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                                                                    Exhibit 10.1
                              AMENDED AND RESTATED
                        AGREEMENT TO ASSIGN LMDS LICENSE

     AMENDED AND RESTATED AGREEMENT TO ASSIGN LMDS LICENSE, effective as of June 13, 1999 (the "Agreement") by and between NEXTLINK Communications, Inc., a Delaware corporation (the "Assignee"), SPEEDUS.COM, INC., a Delaware corporation ("SPEEDUS"), formerly known as CellularVision USA, Inc., and SPEEDUSNY.COM, L.P., a Delaware limited partnership ("Assignor"), formerly known as Cellular Vision of New York, L.P.;

     WHEREAS, Assignor previously held an LMDS 1150 MHz A Block License (the "License") from the Federal Communications Commission (the "FCC") for the New York Primary Metropolitan Statistical Area (i.e., the five boroughs comprising the City of New York, and the contiguous New York State counties of Westchester, Rockland and Putnam);

     WHEREAS, Assignor disaggregated the License and assigned 850 MHz of the License to Winstar Communications, Inc. pursuant to the terms of an Agreement to Assign LMDS License, dated July 10, 1998; and

     WHEREAS, Assignor intends to disaggregate and assign, convey and transfer to Assignee 150 MHz of the remaining spectrum covered by the License, comprised of the frequencies between 31.075 and 31.225 GHz and to be conveyed to Assignee pursuant to a license granted by the FCC thereto (the "150 MHz License") and Assignee wishes to assign the 150 MHz License, upon the terms and subject to the conditions set forth herein, free and clear of all Liens (as defined below).

     NOW, THEREFORE, in consideration of the premises, and the mutual conditions and obligations set forth herein, the parties hereto hereby agree as follows:

     1. Government Approvals; Transition.

(a) As promptly as practicable following the execution and delivery of this Agreement, Assignor and Assignee will (i) file appropriate applications for the disaggregation of the License and assignment of the 150 MHz License to Assignee and a waiver of all FCC rules relating to forfeiture of the 150 MHz License which may be applicable as a result of Assignor's discontinuance of usage of the 150 MHz License, (ii) make such filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules and regulations (collectively, the "HSR Act"), and (iii) make all other regulatory filings and notices that may be necessary or appropriate to complete the transactions described herein. The filing fee related to any filing pursuant to the HSR Act will be shared by Assignee and Assignor on a 50%/50% basis. Following the making of such applications and filings, both parties will diligently attempt to obtain successful results with respect thereto in a manner that permits the consummation of the transactions contemplated herein as soon as practicable.

(b) Prior to the Closing, and in accordance with all applicable legal and regulatory requirements, Assignor will clear its operations from the spectrum covered by the 150 MHz License.

     2. Closing.

     The closing of the transactions contemplated herein (the "Closing") shall occur on the fifth business day (the "Closing Date") following the first date upon which all of the following conditions are satisfied:

(a) Any applicable waiting period under the HSR Act shall have expired without action taken to prevent the consummation of the transactions contemplated herein;

(b) Assignee's due diligence review of the 150 MHz License, which it shall, in any event, complete not later than June 30, 1999 unless extended by the mutual agreement of the parties, and Assignee shall have determined (i) that the transactions contemplated in this Agreement do not violate FCC rules, regulations and policies and the provisions of the Communications Act of 1934, as amended ("FCC Rules") or any other laws or regulations, or result in any restriction or imposition upon the 150 MHz License, or (ii) that there are no defects, adverse claims, or other issues materially and adversely affecting the value of the 150 MHz License or Assignor's or Assignee's potential right, title or interest therein, and no material adverse change therein shall have occurred thereafter;

(c) Assignee shall have received opinions of Assignor's legal counsel in form acceptable to Assignee (i) stating that the transactions contemplated in this Agreement do not violate any FCC Rules; and (ii) in connection with FCC and corporate matters with respect to the 150 MHz License and the transactions contemplated hereby. Assignee shall also have received, if Assignee so requires, a favorable opinion from Assignee's FCC counsel to the effect that there is no reason to expect (x) that the transactions contemplated hereby will materially adversely affect the regulatory status of any of the FCC wireless licenses currently held by Assignee or any of its subsidiaries or (y) that there is any reason to believe that the disaggregation of spectrum is not permissible under applicable law;

(d) Final FCC Approval shall have been granted by the FCC;

     "Final FCC Approval" shall occur on the date on which the FCC shall have granted its consent to (i) the disaggregation and assignment of the 150 MHz License to Assignee and, (ii) the waiver of all FCC rules relating to forfeiture of the 150 MHz License which may be applicable as a result of Assignor's discontinuance of usage of the 150 MHz License (collectively, the "FCC Approval"), and such consents and waivers shall have become Final Orders.

     "Final Order" shall mean an action by the FCC as to which: (a) no request by the FCC for stay of the action is pending, no such stay is in effect, and if any deadline for filing any such request is designated by statute or regulation, it has passed; (b) no petition for rehearing or reconsideration or application for review of the action is pending before the FCC and the time for filing any such petition has passed; (c) the FCC will not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

(e) the conditions set forth in Section 5 shall have been satisfied.

     3. Assignment of 150 MHz License and Payment.

     At the Closing, (a) Assignor shall assign the 150 MHz License to Assignee (the "Assignment") free and clear of all liens, claims, rights of usage by anyone other than Assignee and all other encumbrances (collectively, "Liens"), and (b) Assignee shall pay to Assignor the sum of $20 million ("Assignment Price") less (i) the aggregate amount of the License Prepayments, defined below, paid to Assignor hereunder, and (ii) to the extent applicable, the aggregate amount of that portion of each payment paid to Assignor pursuant to Appendix A that is equal to the License Prepayment plus any prepayments made pursuant to Appendix A. Upon the satisfaction of the conditions set forth in Sections 2(a),
(b) and (c) continuing to the earlier of the (x) the Closing Date or (y) the date Assignee makes its election to terminate the Agreement under Section 6 or pursuant to exercise the option described in Section 7, Assignee shall pay to Assignor pre-closing consideration in the amount of ONE HUNDRED SEVENTY-ONE THOUSAND EIGHT HUNDRED THIRTY DOLLARS AND EIGHTY-EIGHT CENTS ($171,830.88) ("Interim Assignment Payments") each month, of which NINE THOUSAND THREE HUNDRED THIRTY DOLLARS AND EIGHTY-EIGHT CENTS ($9,330.88) will be "License Prepayment."

     4. Representations and Warranties.

(a) Assignor, SPEEDUS and Assignee (each a "Representer") hereby represents and warrants that (i) the Representer has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder (ii) all corporate and partnership action necessary for the authorization, execution and performance by the Representer of its obligations hereunder and thereunder have been taken, including all action required of directors, shareholders and partners, as applicable, and (iii) the execution, delivery and performance of this Agreement does not and will not require the consent of any other person or entity, contravene the certificate of incorporation or by-laws or certificate of limited partnership or partnership agreement of the Representer or conflict with or result in a breach or violation by the Representer of any law, court or administrative order or contract to which the Representer is a party or by which the Representer is bound.

(b) Assignor and SPEEDUS hereby represent and warrant that Assignor is the sole legal and beneficial owner and holder of the 150 MHz License, has the right under applicable law and FCC regulations to effect the disaggregation of spectrum contemplated hereby and that the 150 MHz License is and will be as of Closing, held by Assignor free and clear of all Liens. Without limiting the foregoing, Assignor hereby represents and warrants that no person or entity other than Assignor has or will have at Closing the right to use all or any portion of the 150 MHz License. Assignor represents and warrants that it has full right, power and authority to sell and transfer its rights, title and interest in and to the 150 MHz License pursuant to this Agreement. Assignor and SPEEDUS each hereby further represents and warrants that (i) it is in compliance in all material respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, (ii) Assignor has satisfied all build-out, renewal, construction and other material regulatory requirements,
(iii) there are no pending complaints, challenges, investigations, petitions, appeals or other regulatory encumbrances pending or, to the best of the knowledge of Assignor or SPEEDUS, threatened, against Assignor, SPEEDUS or the 150 MHz License nor is Assignor or SPEEDUS aware of any basis for any such complaints, challenges, investigations, petitions, appeals or other regulatory encumbrances, (iv) Assignor has, and effective upon the Assignment, Assignee will have, the right to make use of the 150 MHz License to provide all services permitted under the FCC's rules for LMDS service, and (v) the 150 MHz License is not subject to forfeiture, and no conditions or circumstances exist which could cause the 150 MHz License to become subject to forfeiture.

(c) Each of Assignor and SPEEDUS will use its best efforts to cause all of its representations and warranties in this Agreement to remain true and correct at all times through the Closing Date and to cause all conditions to the Closing and the Assignment to be satisfied.

     5. Closing Conditions.

(a) Each party's obligation to consummate the Closing shall be subject to the following conditions: (i) the other party's representations and warranties hereunder shall be true and correct on and as of the Closing Date, as if made again on such date, (ii) the other party shall have performed all covenants to have been performed hereunder and thereunder, and (iii) the other party shall have delivered a certificate of a senior officer as to the matters in clauses
(i) and (ii) above dated as of the Closing Date.

(b) In addition to the conditions set forth in Section 5(a) above, Assignee's obligation shall be subject to the conditions that (i) there shall be no injunction or order of any court or government agency, or any appeal thereof, restraining or invalidating any of the transactions contemplated hereby and (ii) Assignee shall have received opinions of (x) Assignor's corporate counsel, Willkie Farr & Gallagher, dated as of the Closing Date, in form and substance reasonably satisfactory to Assignee and covering such portion of the matters covered by Assignor's and SPEEDUS's representations contained herein as are customarily covered in legal opinions and subject to customary qualifications, and (y) Assignor's FCC counsel, Michael R. Gardner P.C. relating to FCC matters, including but not limited to an opinion, in the case of the Assignment, relating to the disaggregation and assignment of the 150 MHz License.

     6. Termination.

     If the Closing Date shall not have occurred on or before April 30, 2000, either party that is not then in material breach of its obligations hereunder, may, after such date, terminate this Agreement without liability; by providing written notice of termination to the other party, unless Assignee has exercised its option to lease the 150 MHz License pursuant to Section 7 below.

     7. Option to Lease.

     If the Closing Date shall not have occurred on or before January 1, 2000, Assignee may elect, by providing written notice to Assignor, to lease the 150 MHz License from Assignor upon the terms and conditions set forth in the attached Appendix A.

     8. Transaction Expenses.

     Except as otherwise provided in Section 1(a), each of the parties hereto will be responsible for its own expenses (including fees and expenses of legal counsel) incurred in connection with the transactions contemplated hereby. Each party represents to the other that it has not engaged any broker or finder in connection with the transaction contemplated hereby, and that it has not incurred any liability for a broker's or finder's fee or commission in connection with the transactions contemplated hereby.

     9. Publicity; Disclosure.

     Without the prior approval of the other party, none of the parties hereto shall disclose to the public or to any third party any information concerning the transactions contemplated hereby, other than disclosures to their financial, legal and other advisors and to governmental authorities or the public as may, in the opinion of counsel, be required by law. Neither party shall refer to the other in any press release, marketing materials or other materials prepared for public dissemination without the prior written consent of the other party. Notwithstanding the foregoing, SPEEDUS and Assignee shall be permitted to disclose such details of the transaction contemplated hereby as may be required by law; provided that the other party shall have the right to review and comment thereon prior to such disclosure being filed, distributed or otherwise disclosed. The parties will cooperate in the preparation of a joint press release or coordinated but separate press releases announcing the effectiveness of this Agreement.

     10. Access.

     Until the Assignment, SPEEDUS and Assignor will give Assignee and its representatives (i) access during ordinary business hours to the premises and personnel of Assignor and SPEEDUS and to all accounting, financial and other records applicable to Assignor as Assignee may reasonably request for the purpose of confirming compliance with this Agreement and completing Assignee's due diligence review, and SPEEDUS and Assignor will furnish all information with respect to the 150 MHz License as Assignee may reasonably request for such purpose, and (ii) so long as Assignee is then making the Interim Assignment Payments, upon reasonable notice to Assignor, the right to use the 150 MHz License (which will remain under Assignor's control) to test Assignee's communications equipment and facilities, provided that Assignor shall have the right to observe such testing. SPEEDUS and Assignor will cause their executives, employees, attorneys and accountants to make themselves available to provide reasonable cooperation to Assignee in connection therewith.

     11. Exclusivity.

     Neither SPEEDUS nor Assignor shall (nor shall either of them permit their representatives or stockholders to) discuss a possible sale, lease, use or other disposition of or by Assignor or SPEEDUS (whether by sale of stock or assets or otherwise) that is not consistent with the terms of this Agreement or provide any information in connection therewith to any other party or enter into any agreements or commitments to do the same.

     12. Assignment.

     This Agreement is intended to be a binding agreement between Assignee, SPEEDUS and Assignor and shall bind and inure to the benefit of the successors and assigns of such parties; provided that SPEEDUS and Assignor may not assign their rights or delegate their obligations hereunder without Assignee's prior written consent, which will not be unreasonably withheld. Assignee may assign its rights hereunder to any of its wholly-owned or majority controlled subsidiaries, provided that no such assignment of its rights shall relieve Assignee of any of its obligations hereunder.

     13. Specific Performance; Miscellaneous.

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no promises, terms, conditions obligations or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations or agreements, verbal or written, among the parties relating to the subject matter of this Agreement, including but not limited to the Agreement to Lease and Assign LMDS License, dated June 13, 1999 and the Agreement to Assign LMDS License effective as of June 13, 1999. This Agreement may not be amended except in writing executed by the parties.

     This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one instrument.

     It is understood and agreed that money damages would not be an adequate remedy for a breach of the Agreement by Assignor or SPEEDUS and that Assignee shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Assignor and SPEEDUS agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available to Assignee at law or in equity.



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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NEXTLINK COMMUNICATIONS, INC.

By: /s/ Scott G. Macleod
    ------------------------------
Title: Chief of Business Development

SPEEDUS.COM, INC.

By: /s/ Shant S. Hovnanian
    ------------------------------
Title: Chief Executive Officer

SPEEDUSNY.COM, L.P.

By: CELLULARVISION CAPITAL CORP.,
its General Partner

By: /s/ Shant S. Hovnanian
    ------------------------------
Title: President

                                   APPENDIX A

                          TERMS AND CONDITIONS OF LEASE

     Upon exercise of the option to lease described in Section 7 of the Agreement, Assignor shall lease the 150 MHz License to Assignee in accordance with the following term and conditions:

Lease Term. Commencing on the date of the notice to lease and terminating on the earlier of (i) expiration of the current term of the 150 MHz License or (ii) the Closing Date, ("Lease Term"), Assignor shall lease to Assignee the right to exclusively utilize, free of any Liens or rights of others, the 150 MHz License (the "Lease"). In the event the Lease Term expires as a result of the expiration of the current term of the 150 MHz License, the Lease will be renewed by the parties if and when the 150 MHz License is renewed by the FCC for a term equal to the term of the FCC renewal of the 150 MHz License; provided that the Assignee is not in breach of any material provision of this Agreement at the time of such renewal. In the event that Assignee elects to commence the Lease prior to April 30, 2000, each of Assignor and Assignee agree to continue using commercially reasonable efforts to consummate the Closing subject to Sections 4, 5 and 6 above.

Lease Payment. In consideration of the Lease, during the Lease Term, Assignee shall pay a monthly lease payment to Assignor equal ONE HUNDRED SEVENTY-ONE THOUSAND EIGHT HUNDRED THIRTY DOLLARS AND EIGHTY-EIGHT CENTS ($171,830.88) ("Lease Payment"), which represents monthly interest plus amortized principal of a $20 million loan amortized over 30 years at an interest rate of 9.75% (the remaining principal amount of such loan being herein referred to as the "Hypothetical Amortizing Principal"). All License Payments made by Assignee under Section 3 above shall be applied as prepayments of the Lease and shall serve to reduce (i) the Hypothetical Amortizing Principal and (ii) the number of Lease Payments due under the Lease during the term of the Lease. For example, if Assignee makes ten (10) Interim Assignment Payments under Section 3 of this Agreement, then upon the commencement of the Lease, Assignee would be deemed to have made ten Lease Payments and therefore, if Assignee made no prepayments on the Lease, Assignee would only be required to make three hundred and fifty (350) Lease Payments to fully pay the Lease. Assignee shall have the right at any time, at its sole option, to prepay all or any portion of amounts due in connection with the Lease by paying the net present value of the remaining Hypothetical Amortizing Principal (or such portion of the Hypothetical Amortizing Principal that Assignee desires to pay). At such time as the full Hypothetical Amortizing Principal is paid in full, whether by prepayment or over the 30 year amortization period, no further amounts shall be due to Assignor under the Lease. Upon the termination of the Lease for any reason, Assignee shall have no obligation to make any further Lease Payments.

Expenses. During the Lease Term, all direct expenses incurred by Assignee for the operation of the LMDS systems and services under the Lease will be paid by Assignee. Assignee assumes all liabilities incurred by Assignee relating to or arising from Assignee's operation of such LMDS systems and services and ownership of the assets used in such operation throughout the Lease Term. Assignee is entitled to all of the revenues, other than the Lease Payments made hereunder, from the operation of such LMDS systems and services.

FCC Compliance. The parties will comply with all applicable FCC rules and regulations governing the 150 MHz License or the LMDS systems and services operated under the Lease. Without limiting the generality of the foregoing:

1. Assignor, at all times, retains ultimate supervisory control over the use of the 150 MHz License. Assignor will not take any action or fail to take any action or allow any condition to exist which would cause the 150 MHz License to be forfeited or its value diminished.

2. With appropriate notice to, consultation with and participation by Assignee, Assignor will represent Assignee (i) before all state regulatory agencies with respect to matters within such agencies' jurisdiction that require the representation or appearance of the owner of the 150 MHz License and that have not been or cannot be assumed by Assignee; and (ii) before the FCC with respect to any matters relating to the 150 MHz License, the operation of the LMDS systems under the Lease as it relates to any FCC rules, regulations, policies or provisions of the Communications Act of 1934, as amended, and any FCC correspondence and filings. Assignor will, with the assistance and cooperation of Assignee, take all actions necessary to keep the Lease and the 150 MHz License in force and shall timely prepare and submit to the FCC or any other relevant governmental authority all reports, applications, renewals, filings or other documents necessary to keep the 150 MHz License and any certificates of public convenience and necessity or other state regulatory approvals in force and in good standing. Assignee shall provide Assignor with all information regarding the operations under the Lease as Assignor shall reasonably request.

3. All LMDS systems and services operated under the Lease will comply with all applicable governmentally-mandated regulatory programs including, but not limited to, any priority access requirements. Such compliance may include collecting applicable fees from subscribers and payment of governmental assessments for such programs.

4. Nothing in this Appendix A is intended to diminish or restrict Assignor's obligations as an FCC licensee and both parties desire that this Appendix A be in compliance with FCC Rules. Any term of this Appendix A that would otherwise violate FCC Rules shall be deemed amended and modified to the full extent required to comply with such rules, while preserving to the greatest practicable extent the benefits intended to be conveyed to the parties hereunder, and the parties will document such amendments and modifications by written agreement, unless the same would cause either party substantial and direct economic or regulatory harm.

5. Assignor shall use its best efforts to cause the FCC to renew the term of the 150 MHz License.


Severability. The provisions of this Appendix A shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Appendix A is invalid or unenforceable, (1) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and Appendix A shall not be affected by such invalidity or unenforceability.